Exhibit 5.1
November 3, 2023

CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, QC H4T 1G6
Canada

Ladies and Gentlemen:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 Canada
nortonrosefulbright.com

Direct line
+1 514.847.4747

Our reference
1001133624

CAE Inc. – Registration of Common Shares on Form S-8

1SCOPE AND BACKGROUND

Introduction

1.1We have acted as Canadian counsel for CAE Inc. (the Corporation) in connection with the filing by the Corporation with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-8 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), to register an aggregate of 10,000,000 common shares in the capital of the Corporation (the Common Shares) issuable pursuant to the CAE Inc. Omnibus Incentive Plan, effective as of May 31, 2023 (the Plan).

Examination of Documents

1.2We have examined and are familiar with the Registration Statement. We have made such investigations and examined such corporate records of the Corporation as we have considered necessary or relevant for our opinion, including:

1.2.1a certified copy of the Plan;

1.2.2a certified copy of the resolution adopted by the Corporation’s shareholders at the annual meeting of shareholders held on August 9, 2023 to approve the Plan;

1.2.3certified copies of the resolution adopted by the board of directors of the Corporation dated May 31, 2023 to approve the Plan and related matters; and

1.2.4a certified copy of the certificate and articles of amalgamation of the Corporation dated April 1, 2014, and the by-laws of the Corporation dated February 6, 2015 and confirmed by the shareholders of the Corporation on August 12, 2015.

1.3In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

CAE Inc.

November 3, 2023

Jurisdiction

1.4The opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein as the same are in force at the date hereof, and we do not express any opinion herein concerning the laws of any other jurisdiction.

1.5Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

2OPINION

2.1Based on and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our firm name therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

NORTON ROSE FULBRIGHT CANADA LLP

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